BATCHER, ZARCONE & BAKER, LLP
ATTORNEYS AT LAW

SOUTH BAY OFFICE
744 OTAY LAKES ROAD, #143
CHULA VISTA, CALIFORNIA 91910

TELEPHONE: 619.475.7882
FACSIMILE: 619.789.6262

KAREN A. BATCHER
kbatcher@bzblaw.com

ADDITIONAL SAN DIEGO OFFICES

September 5, 2008

Ms. Olena Denyavska, President
Raduga, Inc.
575 Anton Blvd., Suite 300
Costa Mesa, CA 92626

Re: Legal Opinion Pursuant to SEC Form S-1
Registration Statement – Raduga, Inc.

Dear Ms. Denyavska:

At your request, we are rendering this opinion in connection with a proposed sale by 30 individual shareholders (the "Selling Shareholders"), of Raduga, Inc. (the "Company") of up to three million (3,000,000) shares of common stock, \$.001 par value (the "Common Stock"). The Selling Shareholders are identified in the Registration Statement on Form S-1.

I have examined instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. I have done so in light of the Securities Act of 1933 as amended (the "Act") as well as the Securities and General Corporation laws of the State of Nevada, including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the applicable laws of the State of Nevada, I am of the opinion that 3,000,000 shares of Common Stock to be sold by the Selling Shareholders are duly authorized shares of Common Stock which have been legally issued, fully paid and non-assessable. I am also of the opinion that the Shares, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America as well as the Securities and General Corporation Law of the State of Nevada.

I consent to the use of this opinion in the Registration Statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "INTERESTS OF NAMED EXPERTS AND COUNSEL" in the Registration Statement.

Regards,

BATCHER ZARCONE & BAKER, LLP

Karen A. Batcher, Esq.